COMPANY STRUCTURE

Following is a written explanation of a flow chart of the structure of EWRX Internet Systems Inc. and developmental status of each element of the structure.

EWRX INTERNET SYSTEMS INC.

EWRX is the public vehicle that provides and oversees finance, management, administration, marketing, operations, support, legal, accounting and technical development and programming services for all subsidiaries and/or divisions.
                               (fully operational)

OPERATIONS

Provides day to day operational, technical and programming services to the EWRX network and works closely with EWRX strategic partner Xceed Inc. and the EWRX Internet Advisory Board.
                               (fully operational)

NORTH FORK WEBWRX

The website development and maintenance arm of EWRX. It is involved in the day-to-day sales and marketing of all EWRX Internet websites-Banner Ads, etc. As well as building websites for clients from the Automotive Aftermarket.
                                 (operational)


SPECIAL PROJECTS DIVISION

Is within North Fork Webwrx and specializes in Internet related projects, website development, programming etc. for clients which are outside the Automotive Aftermarket.
                                  (operational)

MOTORWRX.COM

This is the main gateway (Portal) to the Specialty Automotive Aftermarket community being built by EWRX. Motorwrx.com provides easy access to the millions of enthusiasts worldwide.
                              (under construction)

CLASSICAR.COM

Classicar.com is the cornerstone of Motorwrx.com and provides stability and millions of viewers to the network
                               (fully operational)

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CLASSICTRUCKSHOP.COM

Another cornerstone of Motorwrx.com. Provides stability and millions of viewers to the network.
                              (fully operational)

MOTORHOOD.COM

A new website just launched by EWRX. The Motorhood is focused on aggregating the thousands of hobbyists who have developed valuable automotive content sites that are currently hosted by such companies as Geocities, Angelfire and Tripod. As in the case of these other companies, The Motorhood will allow users to build substantial websites for free. EWRX will realize significant revenues by selling banner advertising on these hobbyist sites. Motorhood will create large amounts of traffic to Motorwrx.com through a natural cross-pollination from one site to another.
                              (under construction)

TRAVELWRX.COM

Travelwrx.com will provide Motorwrx.com users with discount travel packages for Industry related special events such as races, trade shows, live auctions, automotive "flea markets", car club meets etc.
                    (in negotiations to be acquired)

BIG BAD CATALOGUE.COM

Will be the home to hundreds of digitized Automotive Parts Catalogues from a wide variety of Specialty Automotive Aftermarket companies. From Classicar parts to custom car and full racing parts, Big Bad Catalogue.com represents a major division of EWRX. It is presently under development and is generating substantial interest from a number of large part manufacturers and wholesalers.
                              (under construction)

OFF-ROAD.NET

Preliminary negotiations have commenced regarding the purchase of an established off-road website. The off-road , four-wheel drive market is a primary segment of the Specialty Automotive Aftermarket.
                          (in preliminary discussions)

ROD & CUSTOMS
Presently Classicar.com Website has an existing Rod & Custom section. However, this section must be segmented from Classicar.com into its own Website. This particular site may be enhanced by acquisition or can be built up from within the EWRX network.
                              (under construction)

RACING & STREET PERFORMANCE

This market segment represents 24% of the Specialty Automotive Aftermarket and is a primary segment to Motorwrx.com. Several acquisitioned targets are being evaluated. Because of the size of this market, a joint venture with an established website may be considered as opposed to an outright acquisition.
                               (under evaluation)